--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:                          APRIL 14, 1999

DATE OF EARLIEST EVENT REPORTED:         APRIL 9, 1999

                         MAGELLAN HEALTH SERVICES, INC.
                    ----------------------------------------

             (Exact name of Registrant as specified in its charter)

          DELAWARE                        1-6639                       58-1076937
-----------------------------  -----------------------------  -----------------------------
(State or other jurisdiction     (Commission File Number)           (I.R.S. Employer
             of                                                    Identification No.)
      Incorporation or
        organization)

    3414 PEACHTREE ROAD, N.E., SUITE 1400
              ATLANTA, GEORGIA                                     30326
---------------------------------------------  ---------------------------------------------
  (Address of principal executive offices)                      (Zip Code)

                                 (404) 841-9200
                                  ------------

              (Registrant's telephone number, including area code)

                            ------------------------

                                 NOT APPLICABLE
                               -----------------

   (Former name, former address and former fiscal year, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FORWARD-LOOKING STATEMENTS

    This current report of the Registrant ("Magellan" or the "Company") on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. All forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

ITEM 2. DISPOSITION OF ASSETS

    On April 6, 1999, the Company announced that it had signed definitive agreements for the sale of its European operations to Investment AB Bure ("Bure"), a Swedish company (the "Europe Sale"). The Company had no material relationships with Bure prior to the Europe Sale.

    The operations being sold are (i) Charter Medical of England Limited, which is the operator of Charter Nightingale Hospital and Charter Clinic Chelsea in London, England, and (ii) Societe Anonyme de la Metairie in Nyon, Switzerland (collectively, the "European Hospitals"). The European Hospitals are engaged in the business of providing psychiatric health care services to patients in both inpatient and outpatient settings and constitute substantially all of the Company's business conducted outside of the United States (including possessions) and Canada. The Europe Sale was consummated on April 9, 1999 (the "Closing Date").

    The Company will receive approximately $57.0 million of total consideration (before payment of transaction costs estimated to total approximately $2.5 million) for the Europe Sale, an amount determined through arms-length negotiations between the Company and Bure, as follows:

    - On the Closing Date, Bure paid the Company approximately $49.6 million as consideration for (i) all of the outstanding shares of stock of the European Hospitals; (ii) the right to continue using the "CHARTER" name, a registered trademark of the Company, and certain other marks owned by the Company for up to ten (10) years and (iii) continued access to certain outcomes-monitoring systems owned and operated by the Company.

    - Additionally, Bure deposited approximately $7.4 million into an interest-bearing escrow account (the "Property Deposit") on the Closing Date. The Property Deposit will be used to purchase certain real property belonging to a wholly owned domestic subsidiary of the Company and used in the European Hospitals' business. The Property Deposit will be disbursed, together with all interest accrued thereon, to the Company no later than May 31, 1999.

    The Company will utilize approximately $38.2 million of the net proceeds from the Europe Sale to make a mandatory unscheduled principal payment on indebtedness outstanding under the Term Loan Facility (as defined) by April 14, 1999. The remainder of the proceeds will be used to reduce indebtedness outstanding under the Revolving Facility (as defined) or for general corporate purposes.

    On a pro forma basis at December 31, 1998, the Company would have recorded a non-recurring gain on the Europe Sale of approximately $28.0 million, before provision for income taxes.

ITEM 7. PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information for the Company is included herein:

1)  Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1998;

2) Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended September 30, 1998; and

3) Unaudited Pro Forma Consolidated Statement of Operations for the three months ended December 31, 1998.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The Unaudited Pro Forma Consolidated Financial Information set forth below is based on the historical presentation of the consolidated financial statements of Magellan, and the historical operating results of Human Affairs International, Incorporated ("HAI"), Allied Health Services, Inc. and certain of its affiliates ("Allied"), and Merit Behavioral Care Corporation ("Merit"). Certain reclassifications have been made to fiscal 1998 amounts to conform to fiscal 1999 presentation.

    The Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1998, gives effect to the Europe Sale as if it had occurred on December 31, 1998.

    The Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year ended September 30, 1998, and for the three months ended December 31, 1998, give effect to the following events as if they had occurred on October 1, 1997:

    -  the HAI acquisition (as described below);

    -  the Allied acquisition (as described below);

    -  the Green Spring minority stockholder conversion (as described below);

    -  the Merit acquisition (as described below); and

    -  The Europe Sale

    The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the results that actually would have been obtained if the operations had been conducted as presented and they are not necessarily indicative of operating results to be expected in future periods. Additionally, due to the ongoing integration of the Company's managed healthcare businesses and other factors, the Unaudited Pro Forma Consolidated Statement of Operations for the three months ended December 31, 1998, is not necessarily proportional to nor indicative of the pro forma results expected for a full year.

    The Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended September 30, 1998, excludes approximately $35.0 million to $40.0 million of annual cost savings that the Company expects to achieve by September 30, 1999, as a result of the Integration Plan (as defined). The Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year ended September 30, 1998, and for the three months ended December 31, 1998, also exclude managed care integration costs of $17.0 million and $1.8 million, respectively, that were directly attributable to the HAI, Allied and Merit acquisitions. Additionally, the Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended September 30, 1998, excludes both the extraordinary loss on early extinguishment of debt that was a direct result of the Merit acquisition and the non-recurring gain attributable to the Europe Sale.

    The Unaudited Pro Forma Consolidated Financial Information and notes thereto should be read in conjunction with the historical consolidated financial statements and notes thereto of Magellan, and Management's Discussion and Analysis of Financial Condition and Results of Operations that appear in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, filed on December 29, 1998, and in the Company's quarterly report on Form 10-Q for the quarterly period ended December 31, 1998, filed on February 16, 1999, which are incorporated herein by reference, the historical consolidated financial statements and notes thereto of Merit, which appear in the Company's current report on Form 8-K/A, filed on October 28, 1998, which are incorporated herein by reference and the historical consolidated financial statements and notes thereto of HAI, which appear in the Company's current report on Form 8-K, filed on December 17, 1997, which are incorporated herein by reference.

    The following is a description of each of the transactions (other than the Europe Sale which is described elsewhere herein) that are reflected in the pro forma presentation:

    HAI ACQUISITION. On December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna US Healthcare, Inc. ("Aetna"), for approximately $122.1 million. At the time of the HAI acquisition, HAI managed the care of approximately 16.3 million covered lives, primarily through employee assistance programs and other managed behavioral healthcare plans. The Company funded the acquisition of HAI with cash on hand and accounted for the acquisition of HAI using the purchase method of accounting. The Company may be required to make additional contingent payments of up to $60.0 million annually to Aetna over the five-year period subsequent to closing. The maximum aggregate amount of contingent payments is $300.0 million. The amount and timing of the payments will be contingent upon net increases in the number of HAI's covered lives in specified products. The Company is obligated to make contingent payments under two separate calculations. Under the first calculation, the amount and timing of the contingent payments will be based on growth in the number of lives covered by certain HAI products during the next five years. The Company may be required to make contingent payments of up to $25.0 million per year for each of the five years following the HAI acquisition depending on the net annual growth in the number of lives covered by such products. The amount to be paid per incremental covered life decreases during the five-year term of the Company's contingent payment obligation. Under the second calculation, the Company may be required to make contingent payments of up to $35.0 million per year for each of five years based on the net cumulative growth in the number of lives covered by certain other HAI products. Aetna will receive a specified amount per net incremental life covered by such products. The amount to be paid per incremental covered life increases with the number of incremental covered lives. The Company would record additional consideration paid or payable to Aetna under the above calculations as goodwill and identifiable intangible assets.

    On March 26, 1999, the Company paid Aetna $60.0 million of additional consideration for the purchase of HAI under the above calculations. The amount was funded through a combination of cash on hand ($10.0 million) and borrowings under the Revolving Facility (as defined) ($50.0 million) and was accounted for as a purchase of goodwill and identifiable intangible assets.

    ALLIED ACQUISITION. On December 5, 1997, the Company purchased Allied for approximately $70.0 million, excluding transaction costs, and accounted for the Allied acquisition using the purchase method of accounting. The purchase price the Company originally paid for Allied was funded from cash on hand and consisted of a $50.0 million payment to the former owners of Allied and a $20.0 million deposit into an interest-bearing escrow account (the "Allied Escrow Deposit"). The Company was required to pay up to $60.0 million, including the Allied Escrow Deposit, during the three years following the closing of the Allied acquisition if Allied's performance exceeded certain earnings targets.

    During the quarter ended December 31, 1998, the Company and the former owners of Allied amended the Allied purchase agreement (the "Allied Amendments"). The Allied Amendments resulted in the following changes to the original terms of the Allied purchase agreement:

    - The Allied Escrow Deposit and all interest accrued thereon was returned to the Company;

    - The Company paid the former owners of Allied $4.5 million of additional consideration for the purchase of Allied. This additional consideration was accounted for as a purchase of goodwill; and

    - The Company capped future obligations with respect to additional contingent payments for the purchase of Allied at $3.0 million. The earnings targets which must be met by Allied for this amount to be paid were revised upwards as well.

    Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers. At the time of the Allied acquisition, Allied's services covered approximately 3.8 million aggregate lives through more than 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes.

    GREEN SPRING MINORITY STOCKHOLDER CONVERSION. The minority stockholders of Green Spring Health Services, Inc. ("Green Spring") converted their interests in Green Spring into an aggregate of 2,831,516 shares of the Company's common stock during January 1998. As a result of the Green Spring minority stockholder conversion, the Company owns 100% of Green Spring. The Company accounted for the Green Spring minority stockholder conversion as a purchase of minority interest at the fair value of the consideration paid.

    MERIT ACQUISITION. On February 12, 1998, the Company acquired all of the outstanding stock of Merit for approximately $448.9 million in cash plus the repayment of Merit's debt. The Company accounted for the Merit acquisition using the purchase method of accounting. At the time of the Merit acquisition, Merit managed behavioral healthcare programs for approximately 21.6 million covered lives across all segments of the healthcare industry, including HMO's, Blue Cross/Blue Shield organizations and other insurance companies, employers and labor unions, federal, state and local government agencies, and various state Medicaid programs. In connection with the consummation of the Merit acquisition, the Company consummated certain related transactions as follows: (i) the Company terminated its existing credit agreement (the "Magellan Existing Credit Agreement"); (ii) the Company repaid all loans outstanding pursuant to and terminated Merit's existing credit agreement (the "Merit Existing Credit Agreement"); (iii) the Company completed a tender offer for its 11 1/4% Series A Senior Subordinated Notes due 2004 (the "Magellan Outstanding Notes"); (iv) Merit completed a tender offer for its 11 1/2% Senior Subordinated Notes due 2005 (the "Merit Oustanding Notes"); (v) the Company entered into a new senior secured bank credit agreement (the "Credit Agreement") with The Chase Manhattan Bank and a syndicate of financial institutions, providing for credit facilities of $700.0 million; and (vi) the Company issued its 9% Series A Senior Subordinated Notes due 2008 (the "Notes") pursuant to an indenture, dated February 12, 1998, between the Company and Marine Midland Bank, as Trustee (the "Indenture"). The Credit Agreement provides for (a) a term loan facility in an aggregate principal amount of $550.0 million (the "Term Loan Facility"), consisting of three separately maturing $183.3 million tranches with different interest rates (London inter-bank offered rate ("LIBOR") plus 2.25%, 2.50% or 2.75%) and (b) a revolving credit facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150.0 million (the "Revolving Facility").

    The following table sets forth the sources and uses of funds for the Merit acquisition (in thousands):

Sources:
Cash and cash equivalents...........................................................................  $     59,290
Credit Agreement:
  Revolving Facility (1)............................................................................        20,000
  Term Loan Facility................................................................................       550,000
The Notes...........................................................................................       625,000
                                                                                                      ------------
  Total sources.....................................................................................  $  1,254,290
                                                                                                      ------------
                                                                                                      ------------

Uses:
Cash paid to Merit Shareholders.....................................................................  $    448,867
Repayment of Merit Existing Credit Agreement (2)....................................................       196,357
Purchase of the Magellan Outstanding Notes (3)......................................................       432,102
Purchase of Merit Outstanding Notes (4).............................................................       121,651
Transaction costs (5)...............................................................................        55,313
                                                                                                      ------------
  Total uses........................................................................................  $  1,254,290
                                                                                                      ------------
                                                                                                      ------------

------------------------

(1) The Revolving Facility provides for borrowings of up to $150.0 million. At February 12, 1998, the Company had approximately $112.5 million available for borrowing pursuant to the Revolving Facility, excluding approximately $17.5 million of availability reserved for certain letters of credit.

(2) Includes principal amount of $193.6 million and accrued interest of $2.7 million.

(3) Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.

(4) Includes principal amount of $100.0 million, tender premium of $18.9 million and accrued interest of $2.8 million.

(5) Transaction costs include, among other things, expenses associated with the tender offers for the Magellan Outstanding Notes and the Merit Outstanding Notes, the Notes offering, the Merit acquisition and the Credit Agreement

    By virtue of acquiring Merit, the Company may be required to make certain contingent payments in fiscal 1999 to the former shareholders of CMG Health, Inc. ("CMG"), based on the performance of three CMG customer contracts. CMG was acquired by Merit in September, 1997. Such contingent payments are subject to an aggregate maximum of $23.5 million.

    The historical financial information for the European Hospitals is presented under the caption entitled "Divested Operations" in the Unaudited Pro Forma Consolidated Financial Statements.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                                 (IN THOUSANDS)

                                                            MAGELLAN      DIVESTED    PRO FORMA
                                                           AS REPORTED   OPERATIONS  ADJUSTMENTS
                                                           -----------   ----------  -----------
ASSETS
Cash and cash equivalents................................  $    49,358   $   (3,590) $    57,000(1)
                                                                                          (2,500)(3)
                                                                                         (38,213)(4)
Accounts receivable, net.................................      172,990       (5,006)          --
Restricted cash and investments..........................      132,099           --           --
Other current assets.....................................       33,916         (661)          --
                                                           -----------   ----------  -----------
    Total current assets.................................      388,363       (9,257)      16,287
Assets restricted for settlement of unpaid claims and
  other liabilities......................................       33,978           --           --
Property and equipment, net..............................      156,436      (20,940)          --
Deferred income taxes....................................       94,069          106      (11,213)(5)
Investments in unconsolidated subsidiaries...............       31,814           --           --
Other long-term assets...................................       18,751           --           --
Goodwill, net............................................    1,067,085           --           --
Other intangible assets, net.............................      160,447           --           --
                                                           -----------   ----------  -----------
    Total assets.........................................  $ 1,950,943   $  (30,091) $     5,074
                                                           -----------   ----------  -----------
                                                           -----------   ----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.........................................  $    33,593   $   (1,253) $        --
Accrued liabilities......................................      242,199       (1,126)          --
Medical claims payable...................................      191,384           --           --
Income taxes payable.....................................          681         (258)          --
Current maturities of long-term debt and capital lease
  obligations............................................       29,428           (1)      (1,834)(4)
                                                           -----------   ----------  -----------
    Total current liabilities............................      497,285       (2,638)      (1,834)

Long-term debt and capital lease obligations.............    1,156,020         (985)     (36,379)(4)
Reserve for unpaid claims................................       27,149           --           --
Deferred credits and other long-term liabilities.........       74,633           --           --
Minority interest........................................        4,683           --           --

Commitments and contingencies
Stockholders' equity:
  Common stock...........................................        8,476           --           --
  Additional paid-in capital.............................      349,663      (28,639)      28,639(2)
  Accumulated deficit....................................     (145,057)          --      (28,639)(2)
                                                                                          57,000(1)
                                                                                          (2,500)(3)
                                                                                         (11,213)(5)
Warrants outstanding.....................................       25,050           --           --
Common stock in treasury.................................      (44,309)          --           --
Cumulative foreign currency adjustments..................       (2,650)       2,171           --
                                                           -----------   ----------  -----------
                                                               191,173      (26,468)      43,287
                                                           -----------   ----------  -----------
    Total liabilities and stockholders' equity...........  $ 1,950,943   $  (30,091) $     5,074
                                                           -----------   ----------  -----------
                                                           -----------   ----------  -----------

                                                            PRO FORMA
                                                           CONSOLIDATED
                                                           ------------
ASSETS
Cash and cash equivalents................................

                                                            $   62,055
Accounts receivable, net.................................      167,984
Restricted cash and investments..........................      132,099
Other current assets.....................................       33,255
                                                           ------------
    Total current assets.................................      395,393
Assets restricted for settlement of unpaid claims and
  other liabilities......................................       33,978
Property and equipment, net..............................      135,496
Deferred income taxes....................................       82,962
Investments in unconsolidated subsidiaries...............       31,814
Other long-term assets...................................       18,751
Goodwill, net............................................    1,067,085
Other intangible assets, net.............................      160,447
                                                           ------------
    Total assets.........................................   $1,925,926
                                                           ------------
                                                           ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.........................................   $   32,340
Accrued liabilities......................................      241,073
Medical claims payable...................................      191,384
Income taxes payable.....................................          423
Current maturities of long-term debt and capital lease
  obligations............................................       27,593
                                                           ------------
    Total current liabilities............................      492,813
Long-term debt and capital lease obligations.............    1,118,656
Reserve for unpaid claims................................       27,149
Deferred credits and other long-term liabilities.........       74,633
Minority interest........................................        4,683
Commitments and contingencies
Stockholders' equity:
  Common stock...........................................        8,476
  Additional paid-in capital.............................      349,663
  Accumulated deficit....................................

                                                              (130,409)
Warrants outstanding.....................................       25,050
Common stock in treasury.................................      (44,309)
Cumulative foreign currency adjustments..................         (479)
                                                           ------------
                                                               207,992
                                                           ------------
    Total liabilities and stockholders' equity...........   $1,925,926
                                                           ------------
                                                           ------------

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        MAGELLAN                                       PRO FORMA               PRO FORMA
                                      AS REPORTED      HAI      ALLIED      MERIT     ADJUSTMENTS               COMBINED
                                      ------------  ---------  ---------  ----------  -----------             ------------
Net revenue.........................  $  1,499,659  $  19,528  $  21,299  $  262,630   $  (2,143)  (6)        $  1,800,973
                                      ------------  ---------  ---------  ----------  -----------             ------------
Salaries, cost of care and other
  operating expenses................     1,299,458     15,031     21,422     241,084      (3,285)  (7)           1,573,710
Equity in loss of unconsolidated
  subsidiaries......................        19,083         --         --          --          --                    19,083
Depreciation and amortization.......        54,885         34        100      16,159      (2,347)  (8)              68,831
Interest, net.......................        75,375       (256)       (92)      8,870      16,128                   100,025
Stock option expense................        (5,623)        --         --          --          --                    (5,623)
Managed care integration costs......        16,962         --         --          --     (16,962)  (10)                 --
Unusual items.......................           458         --         --       1,318       1,682   (11)              3,458
                                      ------------  ---------  ---------  ----------  -----------             ------------
                                         1,460,598     14,809     21,430     267,431      (4,784)                1,759,484
                                      ------------  ---------  ---------  ----------  -----------             ------------
Income (loss) before income taxes
  and minority interest.............        39,061      4,719       (131)     (4,801)      2,641                    41,489
Provision for (benefit from) income
  taxes.............................        20,033      1,879         --        (786)      2,732   (12)             23,858
                                      ------------  ---------  ---------  ----------  -----------             ------------
Income (loss) before minority
  interest..........................        19,028      2,840       (131)     (4,015)        (91)                   17,631
Minority interest...................         5,296         --         --          --      (2,606)  (13)              2,690
                                      ------------  ---------  ---------  ----------  -----------             ------------
Net income..........................  $     13,732  $   2,840  $    (131) $   (4,015)  $   2,515              $     14,941
                                      ------------  ---------  ---------  ----------  -----------             ------------
                                      ------------  ---------  ---------  ----------  -----------             ------------

Average number of common shares
  outstanding--basic................        30,784                                           815   (13)             31,599
                                      ------------                                    -----------             ------------
                                      ------------                                    -----------             ------------
Average number of common shares
  outstanding--diluted..............        31,198                                           815   (13)             32,013
                                      ------------                                    -----------             ------------
                                      ------------                                    -----------             ------------
Net income per share--basic.........  $       0.45                                                            $       0.47
                                      ------------                                                            ------------
                                      ------------                                                            ------------
Net income per share--diluted.......  $       0.44                                                            $       0.47
                                      ------------                                                            ------------
                                      ------------                                                            ------------

                                       DIVESTED     PRO FORMA               PRO FORMA
                                      OPERATIONS   ADJUSTMENTS             CONSOLIDATED
                                      -----------  -----------             ------------
Net revenue.........................   $ (29,922)   $      --               $1,771,051
                                      -----------  -----------             ------------
Salaries, cost of care and other
  operating expenses................     (21,577)          --                1,552,133
Equity in loss of unconsolidated
  subsidiaries......................          --           --                   19,083
Depreciation and amortization.......      (1,332)          --                   67,499
Interest, net.......................          --       (4,396)  (14)            95,629
Stock option expense................          --           --                   (5,623)
Managed care integration costs......          --           --                       --
Unusual items.......................          --           --                    3,458
                                      -----------  -----------             ------------
                                         (22,909)      (4,396)               1,732,179
                                      -----------  -----------             ------------
Income (loss) before income taxes
  and minority interest.............      (7,013)       4,396                   38,872
Provision for (benefit from) income
  taxes.............................      (2,805)       1,758   (15)            22,811
                                      -----------  -----------             ------------
Income (loss) before minority
  interest..........................      (4,208)       2,638                   16,061
Minority interest...................          --           --                    2,690
                                      -----------  -----------             ------------
Net income..........................   $  (4,208)   $   2,638               $   13,371
                                      -----------  -----------             ------------
                                      -----------  -----------             ------------
Average number of common shares
  outstanding--basic................                                            31,599
                                                                           ------------
                                                                           ------------
Average number of common shares
  outstanding--diluted..............                                            32,013
                                                                           ------------
                                                                           ------------
Net income per share--basic.........                                        $     0.42
                                                                           ------------
                                                                           ------------
Net income per share--diluted.......                                        $     0.42
                                                                           ------------
                                                                           ------------

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              MAGELLAN      PRO FORMA                PRO FORMA    DIVESTED
                                                             AS REPORTED   ADJUSTMENTS               COMBINED    OPERATIONS
                                                             -----------  -------------             -----------  -----------
Net revenue................................................   $ 463,143     $      --                $ 463,143    $  (7,918)
                                                             -----------  -------------             -----------  -----------

Salaries, cost of care and other operating expenses........     413,216            --                  413,216       (5,842)
Equity in earnings of unconsolidated subsidiaries..........      (4,982)           --                   (4,982)          --
Depreciation and amortization..............................      18,391            --                   18,391         (366)
Interest, net..............................................      24,109            --                   24,109           --
Stock option expense.......................................          12            --                       12           --
Managed care integration costs.............................       1,750        (1,750)   (10)               --           --
Unusual items..............................................          22           (22)   (11)               --           --
                                                             -----------  -------------             -----------  -----------
                                                                452,518        (1,772)                 450,746       (6,208)
                                                             -----------  -------------             -----------  -----------
Income (loss) before income taxes
  and minority interest....................................      10,625         1,772                   12,397       (1,710)
Provision for (benefit from) income taxes..................       6,037           709    (12)            6,746         (684)
                                                             -----------  -------------             -----------  -----------
Income (loss) before minority interest.....................       4,588         1,063                    5,651       (1,026)
Minority interest..........................................         407            --                      407           --
                                                             -----------  -------------             -----------  -----------
Net income.................................................   $   4,181     $   1,063                $   5,244    $  (1,026)
                                                             -----------  -------------             -----------  -----------
                                                             -----------  -------------             -----------  -----------

Average number of common shares outstanding--basic.........      31,613                                 31,613
                                                             -----------                            -----------
                                                             -----------                            -----------
Average number of common shares outstanding--diluted.......      31,660                                 31,660
                                                             -----------                            -----------
                                                             -----------                            -----------
Net income per share--basic................................   $    0.13                              $    0.17
                                                             -----------                            -----------
                                                             -----------                            -----------
Net income per share--diluted..............................   $    0.13                              $    0.17
                                                             -----------                            -----------
                                                             -----------                            -----------

                                                               PRO FORMA                PRO FORMA
                                                              ADJUSTMENTS              CONSOLIDATED
                                                             -------------             ------------
Net revenue................................................    $      --                $  455,225
                                                             -------------             ------------
Salaries, cost of care and other operating expenses........           --                   407,374
Equity in earnings of unconsolidated subsidiaries..........           --                    (4,982)
Depreciation and amortization..............................           --                    18,025
Interest, net..............................................       (1,060)   (14)            23,049
Stock option expense.......................................           --                        12
Managed care integration costs.............................           --                        --
Unusual items..............................................           --                        --
                                                             -------------             ------------
                                                                  (1,060)                  443,478
                                                             -------------             ------------
Income (loss) before income taxes
  and minority interest....................................        1,060                    11,747
Provision for (benefit from) income taxes..................          424    (15)             6,486
                                                             -------------             ------------
Income (loss) before minority interest.....................          636                     5,261
Minority interest..........................................           --                       407
                                                             -------------             ------------
Net income.................................................    $     636                $    4,854
                                                             -------------             ------------
                                                             -------------             ------------
Average number of common shares outstanding--basic.........                                 31,613
                                                                                       ------------
                                                                                       ------------
Average number of common shares outstanding--diluted.......                                 31,660
                                                                                       ------------
                                                                                       ------------
Net income per share--basic................................                             $     0.15
                                                                                       ------------
                                                                                       ------------
Net income per share--diluted..............................                             $     0.15
                                                                                       ------------
                                                                                       ------------

       SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) Adjustments to cash and cash equivalents and accumulated deficit represent the receipt of consideration for the Europe Sale. The pro forma presentation presumes that all consideration, including the Property Deposit, was received at closing.

(2) Adjustments to additional paid-in capital and accumulated deficit represent elimination of the division equity of the European Hospitals.

(3) Adjustments to cash and cash equivalents and accumulated deficit represent estimated transaction costs (primarily commissions, legal fees and accounting fees) directly related to the Europe Sale.

(4) Adjustments to cash and cash equivalents, current maturities of long-term debt and capital lease obligations and long-term debt and capital lease obligations represent the use of proceeds from the Europe Sale (net of estimated transaction costs and income taxes related to the gain on the Europe Sale of approximately $16.3 million which will be payable in future periods) to reduce the Company's indebtedness under the Term Loan Facility as required by the Credit Agreement.

(5) Adjustments to deferred income taxes and accumulated deficit represent income taxes on the gain on the Europe Sale provided for at the Company's historical average statutory income tax rate of 40%.

(6) Adjustment to net revenue for the fiscal year ended September 30, 1998, represents a decrease in HAI revenue resulting from renegotiated contractual rates with Aetna as a direct result of the acquisition of HAI by the Company.

(7) Adjustments to salaries, cost of care and other operating expenses for the fiscal year ended September 30, 1998, represent the following (in thousands):

TRANSACTION                                      DESCRIPTION                                        AMOUNT
-----------  ------------------------------------------------------------------------------------  ---------

HAI          Elimination of Aetna overhead allocations...........................................  $  (2,044)

HAI          Bonus expense previously reflected in Aetna's financial statements..................        200

HAI          Costs absorbed by HAI previously incurred by Aetna including information technology,
             human resources and legal...........................................................        852

Allied       Reduction of shareholders'/executives' compensation to revised contractual level
             pursuant to the Allied purchase agreement...........................................       (197)

Allied       Reduction of certain consulting agreement costs to revised contractual level
             pursuant to the Allied purchase agreement...........................................       (203)

Merit        Presentation of Merit's capitalized start-up costs as other operating expenses to
             conform to the Company's accounting policies........................................        514

Merit        Salaries, benefits and other costs for duplicative CMG personnel and facilities that
             were eliminated as a direct result of Merit's acquisition of CMG....................     (2,224)

Merit        Elimination of fees paid by Merit to its former owner...............................       (183)
                                                                                                   ---------

                                                                                                   $  (3,285)
                                                                                                   ---------
                                                                                                   ---------

(8) Adjustments to depreciation and amortization for the fiscal year ended September 30, 1998, represent the following (in thousands):

TRANSACTION                                      DESCRIPTION                                        AMOUNT
-----------  ------------------------------------------------------------------------------------  ---------

HAI          Purchase price allocation (i).......................................................  $     633

Allied       Purchase price allocation (ii)......................................................        291

Merit        Purchase price allocation (iii).....................................................     (3,519)

GS           Additional amortization expense as a result of the Green Spring Minority Stockholder
             Conversion (iv).....................................................................        248
                                                                                                   ---------

                                                                                                   $  (2,347)
                                                                                                   ---------
                                                                                                   ---------

------------------------
    (i) Represents $4.0 million fair value of property and equipment depreciated over an estimated useful life of 5 years, $80.6 million of goodwill amortized over an estimated useful life of 40 years and $24.2 million estimated fair value of other intangible assets (primarily client lists) amortized over a weighted average estimated useful life of 21 years less historical depreciation and amortization.

    (ii) Represents $43.9 million of goodwill amortized over an estimated useful life of 40 years and $9.8 million estimated fair value of other intangible assets (primarily client lists and treatment protocols) amortized over an estimated useful life of 15 years.

   (iii) Represents $36.7 million fair value of property and equipment depreciated over an estimated useful life of 4 years, $696.5 million of goodwill amortized over an estimated useful life of 40 years and $65.8 million estimated fair value of other intangible assets (primarily client lists) amortized over a weighted average estimated useful life of 10 years less historical depreciation and amortization.

    (iv) Represents $6.9 million of goodwill amortized over an estimated remaining useful life of 39 years and $13.6 million estimated fair value of client lists amortized over an estimated remaining useful life of 24 years.

    The Company may be required to make additional contingent payments to Aetna of up to $60.0 million annually during the five years following the consummation of the HAI acquisition for aggregate potential contingent payments of $300.0 million. These contingent payments would be recorded as goodwill and identifiable intangible assets, which would result in estimated additional annual amortization of $11.0 million to $13.0 million in future periods if all the contingent payments are made. The Company made the first such payment of $60.0 million to Aetna on March 26, 1999.

    The Company paid $4.5 million of additional consideration to the former owners of Allied during the three months ended December 31, 1998, and may also be required to make additional contingent payments to the former owners of Allied of up to $3.0 million under certain circumstances. The $4.5 million payment was recorded as goodwill, and the $3.0 million, if paid, would be recorded as goodwill as well. If both payments were made, estimated annual amortization would increase by approximately $0.2 million.

(9) Adjustments to interest, net, represent the following (in thousands):

Elimination of Merit historical interest expense..................  $ (10,536)

Elimination of historical interest expense for the Magellan
  Outstanding Notes...............................................    (15,820)

Elimination of the Company's historical deferred financing cost
  amortization....................................................       (914)

Term Loan Facility interest expense (i)...........................     17,016

Revolving Facility interest expense (i)...........................        600

Foregone interest income--cash utilized to fund the HAI, Allied
  and Merit acquisitions at 5.5% per annum........................      3,039

The Notes at 9.0% per annum.......................................     21,094

Amortization of deferred financing costs of $35.6 million over a
  weighted average life of 8.1 years..............................      1,649
                                                                    ---------

                                                                    $  16,128
                                                                    ---------
                                                                    ---------

------------------------
     (i) Assumes borrowings are one-month LIBOR-based, which is consistent with the Company's past borrowing practices. Average one-month LIBOR was approximately 5.64%, resulting in pro forma rates of 8.14% (average for tranche A (LIBOR plus 2.25%), tranche B (LIBOR plus 2.50%), and tranche C (LIBOR plus 2.75%)) for the Term Loan Facility and 7.89% (LIBOR plus 2.25%) for the Revolving Facility.

(10) Adjustments to managed care integration costs represent the elimination of the expenses incurred by the Company as a direct result of the Merit acquisition and the Allied acquisition. The Company's management has committed to a plan (the "Integration Plan") to combine and integrate the operations of its behavioral managed healthcare ("Behavioral") business segment, which was formed through acquisitions consummated in fiscal 1996 (Green Spring) and fiscal 1998 (HAI and Merit), and its specialty managed healthcare ("Specialty") business segment, which was formed through acquisitions consummated in fiscal 1997 (Care Management Resources, Inc.) and fiscal 1998 (Allied). The Integration Plan was implemented to eliminate duplicative functions and to standardize business practices and information technology platforms. The Company expects to achieve approximately $60.0 million of cost savings on an annual basis by September 30, 1999, in its Behavioral segment and approximately $3.0 million of cost savings on an annual basis in its Specialty segment as a result of the Integration Plan.

     The Integration Plan will result in the elimination of approximately 1,000 positions during fiscal 1998 and fiscal 1999. Approximately 425 employees had been involuntarily terminated pursuant to the Integration Plan as of December 31, 1998. The Company estimates that approximately 100 additional employees will be involuntarily terminated as part of the Integration Plan. The remaining positions have been or will be eliminated through normal attrition.

     The employee groups of the Behavioral segment that are primarily affected include executive management, finance, human resources, information systems and legal personnel at the various corporate headquarters and regional offices and credentialing, claims processing, contracting and marketing personnel at various operating locations. The Company expects to complete its involuntary terminations by the end of fiscal 1999.

     The Integration Plan has resulted in the closure and identified closure of approximately 20 leased facilities during fiscal 1998 and fiscal 1999. The Company expects the remaining office closures, if any, to be insignificant.

     The Company recorded approximately $21.3 million of liabilities related to the Integration Plan, of which $12.4 million was recorded as part of the Merit purchase price allocation and $8.9 million was recorded in the statement of operations under "Managed care integration costs" in fiscal 1998. The Company may record adjustments to such liabilities in fiscal 1999 depending upon the Company's ability to sublease closed offices and upon determination of the final amount of the Company's severance obligations.

     The Integration Plan will result in additional incremental costs that must be expensed as incurred in accordance with Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" that are not described above and certain other charges. Other integration costs include, but are not limited to, outside consultants, costs to relocate closed office contents and long-lived asset impairments. Other integration costs are reflected in the statement of operations under "Managed care integration costs."

     During the fiscal year ended September 30, 1998, and the quarter ended December 31, 1998, the Company incurred approximately $8.1 million and $1.8 million of other integration costs, respectively. These costs included long-lived asset impairments of approximately $2.4 million in fiscal 1998 and outside consulting costs of approximately $4.1 million and $0.8 million in fiscal 1998 and the quarter ended December 31, 1998, respectively. The asset impairments relate primarily to identifiable intangible assets that no longer have value and have been written off as a result of the Integration Plan.

(11) Adjustment to unusual items for the fiscal year ended September 30, 1998, represents the elimination of non-recurring gains of $3.0 million on the sale of assets formerly used in the Company's psychiatric hospital provider business, offset primarily by the elimination of Merit's transaction costs related to the Merit acquisition of $1.3 million. Adjustment to unusual items for the three months ended December 31, 1998, represents the elimination of non-recurring losses on the sale of assets formerly used in the Company's psychiatric hospital provider business.

(12) Adjustments to provision for income taxes represent the tax expense related to the pro forma adjustments at the Company's historical average statutory income tax rate of 40% and the imputed income tax expense on the operating results of Allied, which was an S-corporation for income tax purposes and historically did not provide for income taxes prior to its acquisition by the Company.

(13) Adjustments to minority interest and average number of common shares outstanding (basic and diluted) represent the effect of the Green Spring minority stockholder conversion.

(14) Adjustments to interest, net, represent reductions of interest expense related to the use of proceeds from the Europe Sale to reduce average pro forma long-term debt outstanding as follows (in thousands):

                                                                  FISCAL YEAR ENDED         THREE MONTHS ENDED
                                                                  SEPTEMBER 30, 1998        DECEMBER 31, 1998
                                                               ------------------------  ------------------------
                                                                             PRO FORMA                 PRO FORMA
                                                                 AVERAGE     INTEREST      AVERAGE     INTEREST
                                                     AMOUNT       RATE       REDUCTION      RATE       REDUCTION
                                                    ---------  -----------  -----------  -----------  -----------

Term Loan Facility (i)............................  $  38,213        8.14%   $   3,111         7.85%   $     750

Revolving Facility (ii)...........................     16,287        7.89%       1,285         7.62%         310
                                                    ---------               -----------               -----------

                                                    $  54,500                $   4,396                 $   1,060
                                                    ---------               -----------               -----------
                                                    ---------               -----------               -----------

------------------------
    (i) Amount represents the net amount of proceeds from the Europe Sale used to reduce the Company's indebtedness under the Term Loan Facility as required by the Credit Agreement. The pro forma presentation presumes that the payment is applied ratably across each tranche; however, the holders of tranches B and C have the option of refusing prepayment. If the tranche B and C lenders exercise this right, the entire payment would be applied to tranche A. There would be no material impact to the pro forma presentation.

    (ii) Amount represents the net amount of proceeds from the Europe Sale remaining after the reduction of the Company's indebtedness under the Term Loan Facility. The pro forma presentation presumes this amount would have been used to reduce average amounts outstanding under the Revolving Facility.

(15) Adjustments to provision for income taxes represent the tax expense related to the pro forma adjustment at the Company's historical average statutory income tax rate of 40%

                                    EXHIBITS

     2(a)  Share Purchase Agreement, dated April 2, 1999, by and among the Company, Charter
           Medical International, S.A., Inc. (a wholly owned subsidiary of the Company),
           Investment AB Bure, and CMEL Holding Limited (a wholly owned subsidiary of
           Investment AB Bure).

     2(b)  Stock Purchase Agreement, dated April 2, 1999, among the Company, Charter Medical
           International, S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB
           Bure, and Grogrunden 515 AB (a wholly owned subsidiary of Investment AB Bure).

     2(c)  First Amendment to Share Purchase Agreement, dated April 8, 1999, by and among the
           Company, Charter Medical International, S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB Bure, and CMEL Holding Limited (a wholly owned subsidiary of Investment AB Bure).

     2(d)  First Amendment to Stock Purchase Agreement, dated April 8, 1999, among the
           Company, Charter Medical International, S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB Bure, and CMEL Holding AB (a wholly owned subsidiary of
           Investment AB Bure).

       99  Press release dated April 6, 1999.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 1999           MAGELLAN HEALTH SERVICES, INC.

                                By:            /s/ JEFFREY T. HUDKINS
                                     -----------------------------------------
                                                 Jeffrey T. Hudkins
                                           Vice President and Controller
                                           (Principal Accounting Officer)